Exhibit 99.1

Martin Midstream Partners Reports on Hurricane Preparations

Kilgore, Texas, September 14, 2004 — Martin Midstream Partners L. P. (Nasdaq: MMLP) announced today that it has initiated standard hurricane preparations and procedures as a result of the potential damaging weather conditions caused by approaching Hurricane Ivan. In particular, the Company’s shore based marine terminals in Louisiana have been closed, and personnel have been evacuated. The Company’s movable marine assets that are in Hurricane Ivan’s projected path, including tugs, pushboats and barges, have been relocated to protected waters. This activity will naturally result in a temporary disruption to MMLP’s terminalling and marine segments but is not expected to have a prolonged effect. In addition, CF Martin Sulphur, L.P., in which the Company owns a non-controlling interest and whose primary customers are based in central Florida, is also experiencing a disruption of normal business activity with this hurricane similar to the disruption it experienced with Hurricanes Charley and Frances.

Ruben S. Martin, President and Chief Executive Officer of Martin Midstream GP LLC, the general partner of MMLP stated, “our primary concern is to make sure our personnel are removed from harm’s way. In addition, we have taken the necessary steps and precautions to protect the Company’s assets located along the forecasted path of the hurricane.”

Martin Midstream Partners provides terminalling, marine transportation, distribution and midstream logistical services for producers and suppliers of hydrocarbon products and by-products, lubricants and other liquids. The Company also manufactures and markets sulfur-based fertilizers and related products and owns an unconsolidated non-controlling 49.5% limited partnership interest in CF Martin Sulphur L.P., which operates a sulfur storage and transportation business. MMLP operates primarily in the Gulf Coast region of the United States.

Additional information concerning the Company is available on the Company’s website at http://www.martinmidstream.com

Forward-Looking Statements

Statements about Martin Midstream Partners’ outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside its control, which could cause actual results to differ materially from such statements. While MMLP believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. Martin Midstream Partners disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.

Contact:

Robert D. Bondurant, Executive Vice President and Chief Financial Officer of MMLP’s general partner, Martin Midstream GP LLC, at (903) 983-6200.